EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION AND
EXPANSION OF BARNETT SHALE ACREAGE
FORT WORTH, TEXAS, JULY 17, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Second quarter production volumes rose to 313 Mmcfe per day, a 19% increase over the prior-year period. This represents the highest quarterly production in the Company’s history. Range has now recorded 18 consecutive quarters of sequential production growth. For 2007, Range has set a production growth target of 16%.
The second quarter was a transition quarter due to the sale of all the Company’s offshore Gulf of Mexico properties at the end of the first quarter of 2007 and the acquisition of additional interest in the Nora field during the quarter. The Gulf of Mexico properties contributed 14 Mmcfe and 13 Mmcfe per day of production in second quarter 2006 and first quarter 2007, respectively. The additional Nora field properties contributed 6 Mmcfe per day in second quarter 2007.
In addition, the Company announced that it has expanded its acreage in the North Texas Barnett Shale play. Range’s recent leasing activity in the North Texas Barnett Shale area has increased its acreage position to 114,200 gross and 86,250 net acres. As a result, Range’s leasehold budget for 2007 has increased by $12 million.
Range’s 2007 drilling program is off to a solid start with 40 drilling rigs currently running. For the year, 971 gross (704.3 net) wells and 84 (64 net) recompletions are planned as part of the Company’s $834 million capital budget. Second quarter development and exploration expenditures of $234 million funded the drilling of 302 (227.9 net) wells and 14 (14 net) recompletions. A 99% success rate was achieved with 299 (225.9 net) wells productive. In the first half of 2007, 337 (268.4 net) wells were placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the quarter, the Company expects to recognize exploration expense of approximately $12 million, including approximately $3.4 million of seismic expenditures. Average realized prices, after adjustment for hedging, are anticipated to approximate $7.70 per mcfe, an increase of $1.13 per mcfe or 17% higher than the prior-year period
During the second quarter 2007, Range’s Appalachian division drilled 210 (148 net) wells in its core coal bed methane, shale gas and tight gas sand properties. The division presently has 18 rigs operating in various project areas. The Appalachian division plans to drill 674 (498 net) wells in 2007. A key focus area for the division includes the continued expansion of the Nora coal bed methane play in Virginia. The Company’s active development of this project has resulted in significant production increases to the current level of 45 Mmcfe per day. The Nora area, one of the largest CBM accumulations in the Appalachian Basin, has more than 2,700 locations remaining to be drilled using current 60-acre spacing. Additional 30-acre infill testing is planned for the Nora field in 2007. During 2007, Range plans to continue to expand its coal bed methane operations in the Nora area by drilling 270 wells on 60-acre spacing and at least another 35 wells on 30-acre spacing. In addition Range plans to drill 58 tight gas sand wells and one horizontal shale well in the Nora field.
The Company continues to expand both its drilling and leasing efforts in its Appalachian Basin Devonian shale gas plays and has increased its leasehold position to more than 470,000 net acres. In 2007, plans include the drilling of 30 vertical wells and 15 to 18 horizontal wells primarily in Pennsylvania. In addition, during the second quarter Range opened a regional office in Pittsburgh, Pennsylvania to focus on the Devonian shale drilling and production operations.

With seven rigs running, the Midcontinent Division drilled 35 (28.8 net) wells in the second quarter with a 100% success rate. An offset to Range’s earlier Upper Morrow discovery in the Texas Panhandle was completed for a rate of 2.0 (1.1 net) Mmcfe per day. Drilling also continues at our northern Oklahoma shallow rejuvenation project where 23 (23 net) wells resulted in successful completions. Three drilling rigs will remain active in the play for the remainder of the year. Anadarko Basin drilling resulted in three completions for the quarter, including a Range-operated Granite Wash discovery which tested at rates up to 1.6 (1.0 net) Mmcfe per day with multiple offsets. A 3.5-mile pipeline is under construction to the well, and two additional offsetting wells are planned for the third quarter.
The Permian division drilled 55 (51 net) wells in the second quarter, of which 54 (50 net) were productive. In the North Texas Barnett Shale play, 17 wells were drilled in the second quarter. Production from the Fort Worth Basin has reached 85 (60 net) Mmcfe per day, a three-fold increase versus a year ago. Sixty Barnett Shale wells are budgeted for 2007. Initial results from the Barnett test in southern Ellis County are expected later in the third quarter. In West Texas, at the Furhman-Mascho unit, 20 wells were drilled during the quarter. To date, 23 wells have been drilled in our five-acre infill program with encouraging results. The five-acre wells are producing on par with the existing 10-acre wells. At our Eunice field in New Mexico, five wells were drilled helping to increase production to 23 Mmcfe per day.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “In the first half of 2007, we significantly high-graded our property base. We sold shorter life, high-cost reserves and acquired high-quality, long-life properties. This continues the flattening of our overall decline curve by shifting away from high-decline offshore reserves and adding low-decline coal bed methane reserves. Importantly, expanding our positions in the Nora field and in the Barnett Shale play have materially increased our upside potential. Lastly, despite losing the offshore production, our operating teams were able to post our 18th consecutive quarter of sequential production growth. This is a clear reflection of the talent, dedication and teamwork on the part of all Range employees.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2007-21
Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com